                                             Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-46930

                            SUBJECT TO COMPLETION: PROSPECTUS SUPPLEMENT
                            (TO PROSPECTUS DATED MAY 17, 2001)
                            PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 12,
                            2002

          Principal Protected Notes

        UBS AG $ --
        NOTES LINKED TO THE NASDAQ-100 INDEX(R)
        DUE MAY  -- , 2005

           Issuer:                        UBS AG

           Maturity Date:                 May  -- , 2005
           Coupon:                        We will not pay you interest during the term of the Notes.
           Linked Index:                  The return on the Notes is linked to the performance of the
                                          Nasdaq-100 Index(R) (the "Index").
           Maximum Potential Return:      Your maximum potential return at maturity is  -- % in excess of the principal amount of your Notes, which is currently
                                          expected to be between 70% and 90% and will be set on the
                                          trade date.
           Payment at Maturity:           We will pay you in cash the greater of:
                                          -- 106.12% of the principal amount of your Notes
                                                             or:
                                          -- the full principal amount of your Notes, plus
                                          the full principal amount of your Notes X ( -- % (to be set on the trade date), reduced by the sum of all negative
                                          monthly returns)
           Negative Monthly Return:       A negative monthly return occurs if the closing level of the
                                          Index on the last trading day of a month is less than the
                                          closing level of the Index on the last trading day of the
                                          prior month or, in the case of the first month, the Initial
                                          Index Level. See "Historical Performance of the Index" on
                                          page S-9.
           Initial Index Level:           To be set at the closing level of the Index on April  -- ,
                                          2002.
           Listing:                       UBS AG intends to apply to list the Notes on the American
                                          Stock Exchange.
           Booking Branch:                UBS AG, Jersey Branch

        SEE "RISK FACTORS" BEGINNING ON PAGE S-5 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                                            Underwriting    Proceeds to
                                         Price to Public      Discount        UBS AG
           Per Note
           Total

        UBS WARBURG

        Prospectus Supplement dated April  -- , 2002              [UBS LOGO]

Prospectus Supplement Summary

The following is a summary of terms of the Notes, as well as a discussion of things you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE FEATURES OF THE NOTES AND HOW DO THEY WORK?

+ RETURN PROFILE--The Notes are issued by UBS and the return on the Notes is linked to the sum of all negative monthly returns of the Index.

+ POTENTIAL RETURN--Your maximum potential return at maturity is -- % in excess of the principal amount of your Notes, which is currently expected to be between 70% and 90% and will be set on the trade date. Your actual return at maturity will be at least 106.12% of the principal amount of your Notes and will be calculated by reducing the maximum potential return by the sum of all negative monthly returns of the Index during the term of the Notes.

+  PRINCIPAL PROTECTION--At maturity we will pay you in cash the greater of:

    -- 106.12% of the principal amount of your Notes

              or

     -- the full principal amount of your Notes,

               plus

        the full principal amount of your Notes X ( -- % (to be set on the trade date), reduced by the sum of all negative monthly returns).

+ NEGATIVE MONTHLY RETURNS--We will calculate the sum of negative monthly returns by aggregating each negative monthly return over the term of the Notes. A negative monthly return will be deemed by the calculation agent to have occurred if the closing level of the Index on the last trading day of a month is less than the closing level of the Index on the last trading day of the prior month or, in the case of the first month, the Initial Index Level. We will disregard any positive monthly returns.

+  COUPON--We will not pay you interest during the term of the Notes.

+ EXCHANGE LISTING--UBS intends to apply to list the Notes on the American Stock Exchange.

SEE "EXAMPLES" ON PAGE S-3 AND "SPECIFIC TERMS OF THE NOTES" ON PAGE S-15.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-5.

+  MARKET RISKS

     - Your investment in the Notes may not perform as well as an investment in a security whose return is based solely on the level of the Index or which takes into account positive monthly returns. If the Index is volatile, with frequent or large monthly declines, the sum of which exceeds -- % (to be set on the trade date) over the term of the Notes, you will receive only 106.12% of the principal amount of your Notes at maturity.

+  LIQUIDITY

     - There may be little or no secondary market for the Notes. While UBS Warburg LLC intends to make a market in the Notes, they are not required to do so and may stop making a market at any time. If you need to sell your Notes prior to maturity and at a time when there is little or no secondary market in the Notes, you may have to sell them at a discount to the principal amount. You should be willing to hold the Notes to maturity.

ARE THE NOTES THE RIGHT INVESTMENT FOR YOU?

The Notes may be a suitable investment for you if:

+ You seek an investment that will protect your principal and offers the possibility of a minimum return of 6.12%.

+ You are prepared to accept the risk that the Index will be volatile, with frequent or large monthly declines.

+  You are prepared to hold the Notes until maturity.

+ You are prepared to accept the risk that your investment in the Notes may not perform as well as an investment in a security whose return is based solely on the level of the Index.

The Notes may not be a suitable investment for you if:

+ You are not prepared to accept the possibility of high levels of volatility of the Index, irrespective of whether the level of the Index will increase or decrease over the term of the Notes.

+ You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments that bear interest at a prevailing market rate.

+  You seek an investment for which there will be an active secondary market.

+  You are not prepared to hold the Notes until maturity.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

+ In the opinion of our counsel, Sullivan & Cromwell, THE NOTES WILL BE TREATED AS A SINGLE DEBT INSTRUMENT SUBJECT TO SPECIAL RULES GOVERNING CONTINGENT PAYMENT OBLIGATIONS FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. THESE RULES WILL GENERALLY HAVE THE EFFECT OF REQUIRING YOU TO INCLUDE AMOUNTS IN RESPECT OF THE NOTES PRIOR TO YOUR RECEIPT OF CASH ATTRIBUTABLE TO SUCH INCOME.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-21.

EXAMPLE 1

We assume that the maximum potential return on the Notes at maturity is 80% in excess of the principal amount of your Notes. The actual maximum potential return will be set on the trade date. We also assume that the sum of all negative monthly returns over the 36-month term is -46.4% (as illustrated below).

 HYPOTHETICAL INDEX RETURNS:

                          2002 - 2003                              2003 - 2004                             2004 - 2005
             --------------------------------------   -------------------------------------   -------------------------------------
                                        CUMULATIVE                               CUMULATIVE                              CUMULATIVE
              INDEX        MONTHLY       NEGATIVE      INDEX        MONTHLY       NEGATIVE     INDEX        MONTHLY       NEGATIVE
             LEVEL(1)      RETURN         RETURN      LEVEL(1)      RETURN         RETURN     LEVEL(1)      RETURN         RETURN
May            1596          3.0%             --        1732          1.6%             --       1844          2.2%             --
June           1644          3.0%             --        1776          2.5%             --       1886          2.3%             --
July           1704          3.6%             --        1810          1.9%             --       1914          1.5%             --
August         1785          4.8%             --        1821          0.6%             --       1761         -8.0%         -34.9%
September      1752         -1.8%          -1.8%        1739         -4.5%         -20.0%       1638         -7.0%         -41.9%
October        1612         -8.0%          -9.8%        1710         -1.7%         -21.7%       1602         -2.2%         -44.1%
November       1646          2.1%             --        1621         -5.2%         -26.9%       1565         -2.3%         -46.4%
December       1712          4.0%             --        1626          0.3%             --       1570          0.3%             --
January        1776          3.7%             --        1672          2.8%             --       1600          1.9%             --
February       1725         -2.9%         -12.7%        1698          1.6%             --       1614          0.9%             --
March          1676         -2.8%         -15.5%        1742          2.6%             --       1620          0.4%             --
April          1704          1.7%             --        1804          3.6%             --       1635          0.9%             --
(1) The closing level of the Index is given as of the last trading day of the month.

                                                                  SUM OF ALL NEGATIVE MONTHLY RETURNS:                     -46.4%

--------------------------------------------------------------------------------

 ASSUMPTIONS:
--------------------------------------------------------------------------------

 Principal Amount:            $1,000
 Sum of Negative Monthly
 Returns:                     -46.4%

--------------------------------------------------------------------------------

 CALCULATIONS:
--------------------------------------------------------------------------------

 CALCULATION OF NOTES RETURN

 Payout at Maturity (Greater of):
 - 106.12% of Principal Amount:                                  $1,061
     or
 - Principal Amount + Principal Amount X (80%, reduced by the sum of all negative monthly returns)
   $1,000 + $1,000 X (80% + (-46.4%)):                           $1,336

   INVESTOR RECEIVES $1,336 AT MATURITY (33.6% TOTAL RETURN ON A HYPOTHETICAL INVESTMENT IN THE NOTES).

EXAMPLE 2

We assume that the maximum potential return of the Notes at maturity is 80% in excess of the principal amount of your Notes. The actual maximum negative monthly return will be set on the trade date. We also assume that the sum of all negative monthly returns over the 36-month term is -116.1% (as illustrated below).

 HYPOTHETICAL INDEX RETURNS:

                          2002 - 2003                             2003 - 2004                             2004 - 2005
             -------------------------------------   -------------------------------------   -------------------------------------
                                        CUMULATIVE                              CUMULATIVE                              CUMULATIVE
              INDEX        MONTHLY       NEGATIVE     INDEX        MONTHLY       NEGATIVE     INDEX        MONTHLY       NEGATIVE
             LEVEL(1)      RETURN         RETURN     LEVEL(1)      RETURN         RETURN     LEVEL(1)      RETURN         RETURN
May            1684          8.6%             --       1618          -7.0%        -36.0%       1601          5.9%             --
June           1794          6.5%             --       1492          -7.8%        -43.8%       1490         -6.9%         -82.7%
July           1922          7.1%             --       1411          -5.5%        -49.3%       1399         -6.1%         -88.8%
August         2006          4.4%             --       1325          -6.0%        -55.3%       1312         -6.2%         -95.0%
September      2094          4.4%             --       1481          11.8%            --       1219         -7.1%        -102.1%
October        2004         -4.3%          -4.3%       1592           7.5%            --       1148         -5.8%        -107.9%
November       1829         -8.7%         -13.0%       1624           2.0%            --       1114         -3.0%        -110.9%
December       1712         -6.4%         -19.4%       1796          10.6%            --       1056         -5.2%        -116.1%
January        1742          1.7%             --       1616         -10.0%        -65.3%       1059          0.3%             --
February       1844          5.9%             --       1684           4.2%            --       1071          1.1%             --
March          1925          4.4%             --       1591          -5.5%        -70.8%       1085          1.3%             --
April          1740         -9.6%         -29.0%       1512          -5.0%        -75.8%       1090          0.5%             --
(1) The closing level of the Index is given as of the last trading day of the month.

                                                                 SUM OF ALL NEGATIVE MONTHLY RETURNS:                    -116.1%

--------------------------------------------------------------------------------

 ASSUMPTIONS:
--------------------------------------------------------------------------------

 Principal Amount:            $1,000
 Sum of Negative Monthly
 Returns:                     -116.1%

--------------------------------------------------------------------------------

 CALCULATIONS:
--------------------------------------------------------------------------------

 CALCULATION OF NOTES RETURN

 Payout at Maturity (Greater of):
 - 106.12% of Principal Amount:                                                       $1,061
     OR
 - Principal Amount + Principal Amount X (80%, reduced by the sum of all negative monthly returns)
         $1,000 + $1,000 X (80% + (-116.1%)):                                         $639

 INVESTOR RECEIVES $1,061 AT MATURITY (6.12% TOTAL RETURN ON A HYPOTHETICAL INVESTMENT IN THE NOTES).

--------------------------------------------------------------------------------

Risk Factors

The return on the Notes is linked to the performance of the Index. Investing in the Notes is NOT equivalent to investing directly in the Index. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE RETURN ON YOUR NOTES AT MATURITY MAY BE LIMITED TO THE REPAYMENT OF 106.12% OF YOUR PRINCIPAL EVEN IF THE INDEX RISES SUBSTANTIALLY OVER THE TERM OF THE NOTES

Each negative monthly return is deducted from the maximum potential return on the Notes. Positive monthly returns are not taken into account. Therefore, if the Index is volatile, with frequent or large monthly declines, your return at maturity may be limited to repayment of 106.12% of the principal amount of your Notes, even if the Index rises over the term of the Notes. Based on the historical performance of the Index, it is highly unlikely that you will receive, at maturity, the maximum potential return on your Notes. See "Historical Performance of the Index" on page S-9 for information regarding the historical monthly returns of the Index.

YOUR PRINCIPAL IS ONLY PROTECTED IF YOU HOLD THE NOTES TO MATURITY

The principal of the Notes will only be returned to you at maturity. Consequently, any sales of the Notes in the secondary market prior to maturity which are at a discount to the principal amount of the Notes will expose you to losses.

THE VOLATILITY OF THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES PRIOR TO MATURITY

The market value of the Notes will depend primarily, at any time, upon the then cumulative sum of the negative monthly returns. Therefore, negative monthly returns will negatively impact the market value of the Notes prior to maturity.

YOU WILL NOT RECEIVE THE SAME RETURN ON YOUR NOTES THAT YOU WOULD RECEIVE ON A SECURITY DIRECTLY LINKED TO THE OVERALL PERFORMANCE OF THE INDEX

If the Index appreciates over the investment period, this does not necessarily mean you will earn a return in excess of your principal. Positive monthly returns are not taken into account in the calculation of the payment you will receive at maturity, unlike a security linked directly to the overall performance of the Index.

CHANGES THAT AFFECT THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY

The policies of Nasdaq(R) concerning the calculation of the Index will affect the level of the Index and, therefore, will affect the market value of the Notes and the amount payable at maturity. If Nasdaq discontinues or suspends calculation or publication of the Index it may become difficult to determine the market value of the Notes or the amount payable at maturity. If this occurs, or if the Index level is not available on the last trading day of each month during the term of the Notes because of a market disruption event or for any other reason, the calculation agent will determine the closing Index level for such month. The calculation agent's determination of the Index level will affect the amount you will receive at maturity.

RISK FACTORS
--------------------------------------------------------------------------------

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your Notes until maturity. There may be little or no secondary market for the Notes. Although UBS intends to apply to list the Notes on the American Stock Exchange, it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Warburg LLC, and other affiliates of UBS intend to make a market for the Notes, although we and they are NOT required to do so. UBS Warburg LLC, or any other affiliate of UBS may stop making a market in the Notes at any time.

As a result, if you sell your Notes before maturity, you may have to do so at a discount from the issue price, and as a result you may suffer losses.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of the Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent determines the amount to be paid to you at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. WE EXPECT THAT GENERALLY THE FREQUENCY AND MAGNITUDE OF CHANGES IN THE LEVEL OF THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES MORE THAN ANY OTHER SINGLE FACTOR. Other factors that may influence the market value of the Notes include, but are not limited to:

- interest rates in the market;

- supply and demand for the Notes;

- economic, financial, political and regulatory, judicial or other events that affect stock markets generally and the level of the Index; and

- our creditworthiness.

These factors, among others, may influence the price you will receive if you sell your Notes prior to maturity. See also "Valuation of the Notes" on page S-14.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN

If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the Notes over their term based upon an estimated yield for the Notes, even though you will not receive any payments from us until maturity. The estimated yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize upon the sale or maturity of the Notes will be taxed as ordinary interest income. If you purchase the Notes at a time other than the original issuance date, the tax consequences to you may be different.

For further information, you should refer to "Supplemental Tax Considerations" on page S-21.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON YOUR NOTES

You will not receive interest payments on your Notes. Therefore, even if the level of the Index has appreciated, the return you earn on your Notes will depend primarily on the sum of negative monthly returns and the return you earn on your Notes may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate. If the sum of the negative monthly returns exceeds -- % (the maximum potential return to be set on the trade date), you will receive

RISK FACTORS
--------------------------------------------------------------------------------

106.12% of the principal amount of your Notes at maturity but you will not receive any additional return on your Notes.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES

As described below under "Use of Proceeds and Hedging," we or our affiliates may hedge our obligations under the Notes by purchasing options or futures on the Index or other derivative instruments with returns linked to or related to changes in the level of the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing at any time and from time to time including on or around the dates on which the closing level of the Index at the end of each month is determined. Although they are not expected to, any of these hedging activities may adversely affect the level of the Index at the end of each month, and therefore, the market value of the Notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Notes may decline.

We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the level of the Index, and therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the level of the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

UBS Warburg LLC, and other affiliates of UBS also currently intend to make a secondary market in the Notes. As market makers, trading of the Notes by UBS Warburg LLC, or other affiliates of UBS may cause them to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the market value of the Notes.

BUSINESS ACTIVITIES BY UBS MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

We or our affiliates may, at present or in the future, engage in trading activities related to the Index that are not for the account of holders of the Notes or on their behalf. These activities may present a conflict between our or our affiliates' obligations and your interests as a holder of the Notes. Moreover, we or one or more of our affiliates have published, and may in the future publish, research reports on the equity markets generally or on one or more of the issuers of securities in the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the level of the Index at the end of each month and, therefore, the market value of the Notes.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH NASDAQ(R) AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION

We and our affiliates are not affiliated with Nasdaq in any way (except for licensing arrangements discussed below in "Historical Performance of the Index") and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Nasdaq is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

RISK FACTORS
--------------------------------------------------------------------------------

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or Nasdaq contained in this prospectus supplement. YOU, AS AN INVESTOR IN THE NOTES, SHOULD MAKE YOUR OWN INVESTIGATION INTO THE INDEX AND NASDAQ.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Warburg LLC, will serve as the calculation agent. UBS Warburg LLC will, among other things, decide the amount, if any, of the return paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-18. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a day when the calculation agent will determine the closing level of the Index. This decision will, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

If the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing, the final valuation date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the closing level of the Index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the closing level of the Index is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the closing level of the Index based on its assessment, made in its sole discretion, that would have prevailed in the absence of the market disruption event or such other reason. See "Specific Terms of the Notes--Market Disruption Event" on page S-16.

--------------------------------------------------------------------------------

HISTORICAL PERFORMANCE OF THE INDEX

All information in this prospectus supplement regarding the Index is derived from publicly available information. That information reflects the policies of, and is subject to change by The Nasdaq Stock Market, Inc. or any of its affiliates ("Nasdaq"). Nasdaq owns the copyright and all other rights to the Index. Nasdaq has no obligation to continue to publish, and may discontinue publication of, the Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

The Index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market(R) tier of the National Market System. The Index was first published in January 1985 and includes companies across a variety of major industry groups. Current information regarding the market level of the Index is available from Nasdaq and from numerous market information services. The level of the Index is determined, comprised and calculated by Nasdaq without regard to the Notes.

Index Historical Monthly Returns

                       INDEX    MONTHLY
    DATE               VALUE    RETURNS
-------------------------------------------
      28-FEB-85        123.52
      29-MAR-85        117.36    -4.99%
      30-APR-85        115.38    -1.69%
      31-May-85        119.64     3.69%
      28-Jun-85        122.14     2.09%
      31-Jul-85        123.27     0.93%
      30-AUG-85        118.30    -4.03%
      30-SEP-85        110.62    -6.49%
      31-Oct-85        115.48     4.39%
      29-Nov-85        126.06     9.16%
      31-Dec-85        132.29     4.94%
    1985 NEGATIVE RETURNS:      -17.20%
      31-Jan-86        132.93     0.48%
      28-Feb-86        140.43     5.64%
      31-Mar-86        148.86     6.00%
      30-Apr-86        154.91     4.06%
      30-May-86        163.16     5.33%
      30-JUN-86        162.62    -0.33%
      31-JUL-86        144.52   -11.13%
      29-Aug-86        151.70     4.97%
      30-SEP-86        137.50    -9.36%
      31-Oct-86        144.48     5.08%
      28-Nov-86        147.94     2.39%
      31-DEC-86        141.41    -4.41%
    1986 NEGATIVE RETURNS:      -25.24%

                       INDEX    MONTHLY
    DATE               VALUE    RETURNS
-------------------------------------------
      30-Jan-87        166.68    17.87%
      27-Feb-87        182.75     9.64%
      31-Mar-87        186.04     1.80%
      30-APR-87        184.83    -0.65%
      29-May-87        188.77     2.13%
      30-Jun-87        189.24     0.25%
      31-Jul-87        196.35     3.76%
      31-Aug-87        209.57     6.73%
      30-SEP-87        205.50    -1.94%
      30-OCT-87        150.07   -26.97%
      30-NOV-87        137.13    -8.62%
      31-Dec-87        156.25    13.94%
    1987 NEGATIVE RETURNS:      -38.18%
      29-Jan-88        159.13     1.84%
      29-Feb-88        172.64     8.49%
      31-Mar-88        173.26     0.36%
      29-Apr-88        175.92     1.54%
      31-MAY-88        173.34    -1.47%
      30-Jun-88        189.03     9.05%
      29-JUL-88        181.16    -4.16%
      31-AUG-88        171.00    -5.61%
      30-Sep-88        179.37     4.89%
      31-OCT-88        174.78    -2.56%
      30-NOV-88        169.22    -3.20%
      30-Dec-88        177.41     4.86%
    1988 NEGATIVE RETURNS:      -17.00%

                       INDEX    MONTHLY
    DATE               VALUE    RETURNS
-------------------------------------------
      31-Jan-89        186.47     5.11%
      28-FEB-89        183.79    -1.44%
      31-Mar-89        185.87     1.13%
      28-Apr-89        200.47     7.85%
      31-May-89        214.55     7.02%
      30-JUN-89        204.58    -4.65%
      31-Jul-89        214.28     4.74%
      31-Aug-89        222.01     3.61%
      29-Sep-89        226.42     1.99%
      31-OCT-89        222.61    -1.68%
      30-Nov-89        224.44     0.82%
      29-DEC-89        223.83    -0.27%
    1989 NEGATIVE RETURNS:       -8.04%
      31-JAN-90        201.94    -9.78%
      28-Feb-90        207.92     2.96%
      30-Mar-90        213.15     2.52%
      30-APR-90        205.81    -3.44%
      31-May-90        236.15    14.74%
      29-Jun-90        238.46     0.98%
      31-JUL-90        223.39    -6.32%
      31-AUG-90        193.61   -13.33%
      28-SEP-90        177.06    -8.55%
      31-OCT-90        172.56    -2.54%
      30-Nov-90        192.66    11.65%
      31-Dec-90        200.53     4.08%
    1990 NEGATIVE RETURNS:      -43.96%

INDEX HISTORICAL MONTHLY RETURNS
--------------------------------------------------------------------------------

                       INDEX    MONTHLY
    DATE               VALUE    RETURNS
-------------------------------------------
      31-Jan-91        232.43    15.91%
      28-Feb-91        250.11     7.61%
      29-Mar-91        264.91     5.92%
      30-APR-91        263.66    -0.47%
      31-May-91        279.00     5.82%
      28-JUN-91        254.22    -8.89%
      31-Jul-91        272.16     7.07%
      30-Aug-91        287.41     5.60%
      30-Sep-91        287.54     0.05%
      31-Oct-91        292.51     1.73%
      29-NOV-91        284.79    -2.64%
      31-Dec-91        330.85    16.17%
    1991 NEGATIVE RETURNS:      -12.00%
      31-Jan-92        338.31     2.25%
      28-Feb-92        345.88     2.24%
      31-MAR-92        323.05    -6.60%
      30-APR-92        307.86    -4.70%
      29-May-92        315.30     2.42%
      30-JUN-92        301.23    -4.46%
      31-Jul-92        310.90     3.21%
      31-AUG-92        299.26    -3.74%
      30-Sep-92        313.18     4.65%
      30-Oct-92        329.15     5.10%
      30-Nov-92        350.96     6.63%
      31-Dec-92        360.18     2.63%
    1992 NEGATIVE RETURNS:      -19.51%

                       INDEX    MONTHLY
    DATE               VALUE    RETURNS
-------------------------------------------
      29-Jan-93        370.56     2.88%
      26-FEB-93        351.14    -5.24%
      31-Mar-93        359.42     2.36%
      30-APR-93        339.94    -5.42%
      31-May-93        368.11     8.29%
      30-JUN-93        366.13    -0.54%
      30-JUL-93        352.86    -3.62%
      31-Aug-93        372.65     5.61%
      30-Sep-93        382.71     2.70%
      29-Oct-93        390.98     2.16%
      30-NOV-93        386.76    -1.08%
      31-Dec-93        398.28     2.98%
    1993 NEGATIVE RETURNS:      -15.90%
      31-Jan-94        413.99     3.94%
      28-FEB-94        412.17    -0.44%
      31-MAR-94        382.96    -7.09%
      29-APR-94        373.25    -2.54%
      31-May-94        378.85     1.50%
      30-JUN-94        360.30    -4.90%
      29-Jul-94        370.16     2.74%
      31-Aug-94        397.90     7.49%
      30-SEP-94        393.85    -1.02%
      31-Oct-94        413.05     4.87%
      30-NOV-94        404.82    -1.99%
      30-DEC-94        404.27    -0.14%
    1994 NEGATIVE RETURNS:      -18.10%

                       INDEX    MONTHLY
    DATE               VALUE    RETURNS
-------------------------------------------
      31-Jan-95        405.33     0.26%
      28-Feb-95        432.50     6.70%
      31-Mar-95        447.15     3.39%
      28-Apr-95        469.56     5.01%
      31-May-95        488.10     3.95%
      30-Jun-95        538.03    10.23%
      31-Jul-95        568.88     5.73%
      31-Aug-95        576.77     1.39%
      29-Sep-95        585.08     1.44%
      31-Oct-95        598.78     2.34%
      30-NOV-95        593.72    -0.85%
      29-DEC-95        576.23    -2.95%
    1995 NEGATIVE RETURNS:       -3.79%
      31-Jan-96        591.82     2.71%
      29-FEB-96        622.83     5.24%
      29-MAR-96        609.69    -2.11%
      30-Apr-96        666.73     9.36%
      31-May-96        692.39     3.85%
      28-JUN-96        677.30    -2.18%
      31-JUL-96        636.01    -6.10%
      30-Aug-96        663.57     4.33%
      30-Sep-96        737.58    11.15%
      31-Oct-96        751.99     1.95%
      29-Nov-96        834.01    10.91%
      31-DEC-96        821.36    -1.52%
    1996 NEGATIVE RETURNS:      -11.90%

INDEX HISTORICAL MONTHLY RETURNS
--------------------------------------------------------------------------------

                       INDEX    MONTHLY
    DATE               VALUE    RETURNS
-------------------------------------------
      31-Jan-97        921.55    12.20%
      28-FEB-97        850.46    -7.71%
      31-MAR-97        797.06    -6.28%
      30-Apr-97        874.74     9.75%
      30-May-97        958.85     9.62%
      30-JUN-97        957.30    -0.16%
      31-Jul-97       1107.03    15.64%
      29-AUG-97       1074.17    -2.97%
      30-Sep-97       1097.17     2.14%
      31-OCT-97       1019.62    -7.07%
      28-Nov-97       1050.51     3.03%
      31-DEC-97        990.80    -5.68%
    1997 NEGATIVE RETURNS:      -29.88%
      30-Jan-98       1071.13     8.11%
      27-Feb-98       1194.13    11.48%
      31-Mar-98       1220.66     2.22%
      30-Apr-98       1248.12     2.25%
      29-MAY-98       1192.07    -4.49%
      30-Jun-98       1337.34    12.19%
      31-Jul-98       1377.26     2.99%
      31-AUG-98       1140.34   -17.20%
      30-Sep-98       1345.48    17.99%
      30-Oct-98       1400.52     4.09%
      30-Nov-98       1557.96    11.24%
      31-Dec-98       1836.01    17.85%
    1998 NEGATIVE RETURNS:      -21.69%

                       INDEX    MONTHLY
    DATE               VALUE    RETURNS
-------------------------------------------
      29-Jan-99       2127.19    15.86%
      26-FEB-99       1925.28    -9.49%
      31-Mar-99       2106.39     9.41%
      30-Apr-99       2136.39     1.42%
      31-MAY-99       2089.70    -2.19%
      30-Jun-99       2296.77     9.91%
      30-JUL-99       2270.93    -1.13%
      31-Aug-99       2396.87     5.55%
      30-Sep-99       2407.90     0.46%
      29-Oct-99       2637.44     9.53%
      30-Nov-99       2966.71    12.48%
      31-Dec-99       3707.83    24.98%
    1999 NEGATIVE RETURNS:      -12.80%
      31-JAN-00       3570.05    -3.72%
      29-Feb-00       4266.94    19.52%
      31-Mar-00       4397.84     3.07%
      28-APR-00       3773.18   -14.20%
      31-MAY-00       3324.08   -11.90%
      30-Jun-00       3763.79    13.23%
      31-JUL-00       3609.35    -4.10%
      31-Aug-00       4077.59    12.97%
      29-SEP-00       3570.61   -12.43%
      31-OCT-00       3282.30    -8.07%
      30-NOV-00       2506.54   -23.63%
      29-DEC-00       2341.70    -6.58%
    2000 NEGATIVE RETURNS:      -84.64%

                       INDEX    MONTHLY
    DATE               VALUE    RETURNS
-------------------------------------------
      31-Jan-01       2593.00    10.73%
      28-FEB-01       1908.32   -26.40%
      30-MAR-01       1573.25   -17.56%
      30-Apr-01       1855.15    17.92%
      31-MAY-01       1799.89    -2.98%
      29-Jun-01       1830.19     1.68%
      31-JUL-01       1683.61    -8.01%
      31-AUG-01       1469.70   -12.71%
      28-SEP-01       1168.37   -20.50%
      31-Oct-01       1364.78    16.81%
      30-Nov-01       1596.05    16.95%
      31-DEC-01       1577.05    -1.19%
    2001 NEGATIVE RETURNS:      -89.35%
      31-JAN-02       1550.17    -1.70%
      28-FEB-02       1359.22   -12.32%
      31-MAR-02       1452.81     6.89%
    2002 YEAR-TO-DATE
    NEGATIVE
      RETURNS
                                -14.02%

INDEX HISTORICAL MONTHLY RETURNS
--------------------------------------------------------------------------------

INDEX HISTORICAL PERFORMANCE SINCE INCEPTION
[CHART]

                                                              NDX HISTORICAL PERFORMANCE SINCE INCEPTION
                                                              ------------------------------------------
Feb-85                                                                           123.52
Mar-85                                                                           117.36
Apr-85                                                                           115.38
May-85                                                                           119.64
Jun-85                                                                           122.14
Jul-85                                                                           123.27
Aug-85                                                                           118.30
Sep-85                                                                           110.62
Oct-85                                                                           115.48
Nov-85                                                                           126.06
Dec-85                                                                           132.29
Jan-86                                                                           132.93
Feb-86                                                                           140.43
Mar-86                                                                           148.86
Apr-86                                                                           154.91
May-86                                                                           163.16
Jun-86                                                                           162.62
Jul-86                                                                           144.52
Aug-86                                                                           151.70
Sep-86                                                                           137.50
Oct-86                                                                           144.48
Nov-86                                                                           147.94
Dec-86                                                                           141.41
Jan-87                                                                           166.68
Feb-87                                                                           182.75
Mar-87                                                                           186.04
Apr-87                                                                           184.83
May-87                                                                           188.77
Jun-87                                                                           189.24
Jul-87                                                                           196.35
Aug-87                                                                           209.57
Sep-87                                                                           205.50
Oct-87                                                                           150.07
Nov-87                                                                           137.13
Dec-87                                                                           156.25
Jan-88                                                                           159.13
Feb-88                                                                           172.64
Mar-88                                                                           173.26
Apr-88                                                                           175.92
May-88                                                                           173.34
Jun-88                                                                           189.03
Jul-88                                                                           181.16
Aug-88                                                                           171.00
Sep-88                                                                           179.37
Oct-88                                                                           174.78
Nov-88                                                                           169.19
Dec-88                                                                           177.41
Jan-89                                                                           186.47
Feb-89                                                                           183.79
Mar-89                                                                           185.87
Apr-89                                                                           200.47
May-89                                                                           214.55
Jun-89                                                                           204.58
Jul-89                                                                           214.28
Aug-89                                                                           222.01
Sep-89                                                                           226.42
Oct-89                                                                           222.61
Nov-89                                                                           224.44
Dec-89                                                                           223.83
Jan-90                                                                           201.94
Feb-90                                                                           207.92
Mar-90                                                                           213.15
Apr-90                                                                           205.81
May-90                                                                           236.15
Jun-90                                                                           238.46
Jul-90                                                                           223.39
Aug-90                                                                           193.61
Sep-90                                                                           177.06
Oct-90                                                                           172.56
Nov-90                                                                           192.66
Dec-90                                                                           200.53
Jan-91                                                                           232.43
Feb-91                                                                           250.11
Mar-91                                                                           264.91
Apr-91                                                                           263.66
May-91                                                                           279.00
Jun-91                                                                           254.19
Jul-91                                                                           272.16
Aug-91                                                                           287.41
Sep-91                                                                           287.54
Oct-91                                                                           292.51
Nov-91                                                                           284.79
Dec-91                                                                           330.85
Jan-92                                                                           338.31
Feb-92                                                                           345.88
Mar-92                                                                           323.05
Apr-92                                                                           307.86
May-92                                                                           315.30
Jun-92                                                                           301.23
Jul-92                                                                           310.90
Aug-92                                                                           299.26
Sep-92                                                                           313.18
Oct-92                                                                           329.15
Nov-92                                                                           350.96
Dec-92                                                                           360.18
Jan-93                                                                           370.56
Feb-93                                                                           351.14
Mar-93                                                                           359.42
Apr-93                                                                           339.94
May-93                                                                           368.11
Jun-93                                                                           366.13
Jul-93                                                                           352.86
Aug-93                                                                           372.65
Sep-93                                                                           382.71
Oct-93                                                                           390.98
Nov-93                                                                           386.76
Dec-93                                                                           398.28
Jan-94                                                                           413.99
Feb-94                                                                           412.17
Mar-94                                                                           382.96
Apr-94                                                                           373.25
May-94                                                                           378.85
Jun-94                                                                           360.30
Jul-94                                                                           370.16
Aug-94                                                                           397.90
Sep-94                                                                           393.85
Oct-94                                                                           413.05
Nov-94                                                                           404.82
Dec-94                                                                           404.27
Jan-95                                                                           405.33
Feb-95                                                                           432.50
Mar-95                                                                           447.15
Apr-95                                                                           469.56
May-95                                                                           488.10
Jun-95                                                                           538.03
Jul-95                                                                           568.88
Aug-95                                                                           576.77
Sep-95                                                                           585.08
Oct-95                                                                           598.78
Nov-95                                                                           593.72
Dec-95                                                                           576.23
Jan-96                                                                           591.82
Feb-96                                                                           622.83
Mar-96                                                                           609.69
Apr-96                                                                           666.73
May-96                                                                           692.39
Jun-96                                                                           677.30
Jul-96                                                                           636.01
Aug-96                                                                           663.57
Sep-96                                                                           737.58
Oct-96                                                                           751.99
Nov-96                                                                           834.01
Dec-96                                                                           821.36
Jan-97                                                                           921.55
Feb-97                                                                           850.46
Mar-97                                                                           797.06
Apr-97                                                                           874.74
May-97                                                                           958.85
Jun-97                                                                           957.30
Jul-97                                                                          1107.03
Aug-97                                                                          1074.17
Sep-97                                                                          1097.17
Oct-97                                                                          1019.62
Nov-97                                                                          1050.51
Dec-97                                                                           990.80
Jan-98                                                                          1071.13
Feb-98                                                                          1194.13
Mar-98                                                                          1220.66
Apr-98                                                                          1248.12
May-98                                                                          1192.07
Jun-98                                                                          1337.34
Jul-98                                                                          1377.26
Aug-98                                                                          1140.34
Sep-98                                                                          1345.48
Oct-98                                                                          1400.52
Nov-98                                                                          1557.96
Dec-98                                                                          1836.01
Jan-99                                                                          2127.19
Feb-99                                                                          1925.28
Mar-99                                                                          2106.39
Apr-99                                                                          2136.39
May-99                                                                          2089.70
Jun-99                                                                          2296.77
Jul-99                                                                          2270.93
Aug-99                                                                          2396.87
Sep-99                                                                          2407.90
Oct-99                                                                          2637.44
Nov-99                                                                          2966.71
Dec-99                                                                          3707.83
Jan-00                                                                          3570.05
Feb-00                                                                          4266.94
Mar-00                                                                          4397.84
Apr-00                                                                          3773.18
May-00                                                                          3324.08
Jun-00                                                                          3763.79
Jul-00                                                                          3609.35
Aug-00                                                                          4077.59
Sep-00                                                                          3570.61
Oct-00                                                                          3282.30
Nov-00                                                                          2506.54
Dec-00                                                                          2341.70
Jan-01                                                                          2593.00
Feb-01                                                                          1908.32
Mar-01                                                                          1573.25
Apr-01                                                                          1855.15
May-01                                                                          1799.89
Jun-01                                                                          1830.19
Jul-01                                                                          1683.61
Aug-01                                                                          1469.70
Sep-01                                                                          1168.37
Oct-01                                                                          1364.78
Nov-01                                                                          1596.02
Dec-01                                                                          1577.05

We have entered into a non-exclusive license agreement with Nasdaq, which grants us a license in exchange for a fee to use the Index in connection with the issuance of certain securities, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates, "Nasdaq"). Nasdaq has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. Nasdaq makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Index to track general stock market performance. Nasdaq's only relationship to UBS is in the licensing of the Nasdaq-100(R), Nasdaq-100 Index(R), and Nasdaq(R) trademarks or service marks, and certain trade names of Nasdaq and the use of the Index which is determined, composed and calculated by Nasdaq without regard to UBS or the Notes. Nasdaq has no obligation to take the needs of UBS or the holders of the Notes into consideration in determining, composing or calculating the Index. Nasdaq is not responsible for and has not participated in the determination of the timing of, prices or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Nasdaq has no liability in connection with the administration, marketing or trading of the Notes.

INDEX HISTORICAL MONTHLY RETURNS
--------------------------------------------------------------------------------

NASDAQ DOES NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. NASDAQ MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY UBS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. NASDAQ MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL NASDAQ HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

--------------------------------------------------------------------------------

VALUATION OF THE NOTES

AT MATURITY. The amount we will pay you at maturity will be based on the sum of all negative monthly returns of the Index. The level of the Index is determined, comprised and calculated by Nasdaq without regard to the Notes. The calculation agent will calculate the monthly return of the Index as follows:

                                                            closing level of the Index on the last
            closing level of the Index on the last                          trading
% change =         trading day of the month         -              day of the prior month(1)
            ------------------------------------------------------------------------------------------
                                closing level of the Index on the last trading day
                                              of the prior month(1)

(1) For the first month, the Initial Index Level will be used.

The closing level of the Index will be determined based on the level of the Index at the close of business on the last trading day of the month as published by Nasdaq, unless a market disruption event occurs. In that case, the closing level will be determined by the calculation agent. See "Specific Terms of the Notes -- Market Disruption Event" on page S-16.

At maturity, we will pay you in cash the greater of:

    --    106.12% of the principal amount of your Notes,

               or

    --    the full principal amount of your Notes,

               plus

        the full principal amount of your Notes X ( -- % (to be set on the trade date), reduced by the sum of all negative monthly returns)

PRIOR TO MATURITY. The market value of the Notes will be affected by a number of interrelated factors including, but not limited to, supply and demand, volatility of the Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. Generally, the market value of the Notes will tend to rise with frequent positive Index monthly returns, while frequent or large monthly declines in the Index will negatively affect the market value of the Notes. In addition, rising interest rates will, on balance, negatively affect the market value of the Notes. You should understand that the market value of the Notes is driven by a range of interrelated factors and that while the volatility of the Index is an important variable, it cannot be used as the sole measure to approximate value of this investment. You should not use any single variable to approximate the value of this investment.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of Notes We May Offer--Legal Ownership of Notes" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to public and net proceeds to UBS on the front cover relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the terms of the Notes.

PAYMENT AT MATURITY

We will pay you in cash the greater of:

    --    106.12% of the principal amount of your Notes,

                 or

    --    the full principal amount of your Notes,

                 plus

        the full principal amount of your Notes X ( -- % (the maximum potential return to be set on the trade date), reduced by the sum of all negative monthly returns)

MATURITY DATE

The maturity date will be May -- , 2005 unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the final valuation date referred to below, then the maturity date will be the third business day following the final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events on page S-16 under "--Market Disruption Event."

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

FINAL VALUATION DATE

The final valuation date will be the third business day prior to May -- , 2005, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date be later than May -- , 2005 or, if May
 -- , 2005 is not a business day, later than the first business day after May
 -- , 2005.

MARKET DISRUPTION EVENT

As described above, we will calculate the amount you receive at maturity based on the sum of all negative monthly returns of the Index. If a market disruption event occurs or is continuing on a day that would otherwise be the last trading day of the month, then the calculation agent will instead use the closing level on the first business day after that day on which no market disruption event occurs or is continuing. The calculation agent will use this day for purposes of determining the last trading day of the month. In no event, however, will the determination of the closing level of the Index be postponed by more than ten business days, in the case of the final valuation date, and by more than five business days in the case of any other month.

If the calculation of the closing level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the trading day used by the calculation agent. If the closing level of the Index is not available on the trading day used by the calculation agent either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the closing level of the Index that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event if, in the opinion of the calculation agent, such event materially affects the Index:

- a suspension, absence or material limitation of trading in a material number of securities included in the Index for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

- a suspension, absence or material limitation of trading in option contracts relating to the Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

- the Index is not published, as determined by the calculation agent in its sole discretion and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

- a decision to permanently discontinue trading in the option contracts relating to the Index.

For this purpose, an "absence of trading" in the primary securities market on which option contracts related to the Index are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Notes We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day,

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the attached prospectus.

MODIFIED BUSINESS DAY

As described in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

The calculation agent will make all determinations regarding the value of the Notes at maturity, the closing level of the Index on the last trading day of each month during the term of the Notes, the monthly return of the Index, market disruption events, business days, the default amount (only in the case of a market disruption event) and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of the Notes. We may change the calculation agent after the original issue date without notice.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and listed and/or over-the-counter options on the Index prior to and on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

- acquire or dispose of securities of companies included in the Index,

- take or dispose of positions in listed or over-the-counter options or other instruments based on the level of the Index,

- take or dispose of positions in listed or over-the-counter options or other instruments based on the level of other similar market indices, or

- any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of instruments based on indices designed to track the performance of the Index or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-5 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF FEBRUARY 28, 2002 (UNAUDITED)                             CHF         USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt

  Debt issued(1)............................................  166,497    97,509
                                                              -------   -------
  Total Debt................................................  166,497    97,509
Minority Interest(2)........................................    4,215     2,469
Shareholders' Equity........................................   44,068    25,808
                                                              -------   -------
Total capitalization........................................  214,780   125,786
                                                              =======   =======

---------------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.58565154.

--------------------------------------------------------------------------------

Supplemental Tax Considerations

The following is a general description of certain United States and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of Sullivan & Cromwell, the Notes will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to such income.

We have determined that the comparable yield will equal -- % per annum, compounded semiannually, with a projected payment at maturity of $ -- . Based upon this comparable yield, if you are an initial holder and you pay your taxes on a calendar year basis and if you buy a Note for $1,000 and hold the Note until maturity, you will be required to pay taxes on the following amounts of ordinary income from the Note each year: $ -- in 2002, $ -- in 2003, $ -- in 2004 and $ -- in 2005. However, in 2005, the amount of ordinary income that you will be required to pay taxes on from owning each Note may be greater or less than $ -- , depending upon the payment at maturity you receive. Also, if the payment at maturity is less than $ -- , you may have a loss. You are required to use the comparable yield and projected payment schedule provided in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED TO YOU FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, AND WE MAKE NO REPRESENTATIONS REGARDING THE AMOUNT OF CONTINGENT PAYMENTS WITH RESPECT TO THE NOTES.

If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. If the Notes are listed on the American Stock Exchange, you may (but are not required to) allocate the difference pro rata to interest accruals over the remaining term of the Notes to the extent that the yield on the Notes, determined after taking into account amounts allocated to interest, is not less than

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

the U.S. federal short-term rate. This rate is determined monthly by the U.S. Secretary of Treasury and is intended to approximate the average yield on short-term U.S. government obligations. The adjusted issue price of the Notes will equal the Notes' original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

If the adjusted issue price of the Notes is greater than the price you paid for the Notes, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. If the adjusted issue price of the Notes is less than the price you paid for the Notes, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield and the projected payment schedule for the Notes) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchased the Notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale or maturity of the Notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss.

If the contingent payment upon maturity becomes fixed more than six months before maturity, you will have to make an adjustment equal to the difference between the present value of the projected payment schedule (discounted based on the comparable yield) and the present value of the fixed payment. This adjustment must be taken into account in a reasonable manner over the remaining period of the Notes.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST
Under present Swiss law, payment of interest on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory
Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
For residents of Switzerland, for tax purposes, that portion of the annual interest payment representing interest shall be treated as income and that portion of the annual interest payment representing an option premium shall be treated as a capital gain.

--------------------------------------------------------------------------------

ERISA Considerations

We, UBS Warburg LLC, and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefits plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Warburg LLC, or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or
Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Warburg LLC, or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Warburg LLC and UBS Warburg LLC has agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Warburg LLC intends to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Warburg LLC may resell Notes to securities dealers at a discount of up to 2.5% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Warburg LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-5
Historical Performance of the Index...   S-9
Valuation of the Notes................  S-14
Specific Terms of the Notes...........  S-15
Use of Proceeds and Hedging...........  S-19
Capitalization of UBS.................  S-20
Supplemental Tax Considerations.......  S-21
ERISA Considerations..................  S-24
Supplemental Plan of Distribution.....  S-25
PROSPECTUS
Prospectus Summary....................     3
Cautionary Note Regarding Forward-
  Looking Information.................     7
Where You Can Find More Information...     8
Incorporation of Information About
  UBS.................................     8
Presentation of Financial
  Information.........................     9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................    10
Capitalization of UBS.................    10
UBS...................................    11
Use of Proceeds.......................    13
Description of Notes We May Offer.....    14
Considerations Relating to Indexed
  Notes...............................    51
Considerations Relating to Notes
  Denominated or Payable In or Linked
  to a Non-U.S. Dollar Currency.......    54
U.S. Tax Considerations...............    57
Tax Considerations Under The Laws of
  Switzerland.........................    68
ERISA Considerations..................    69
Plan of Distribution..................    70
Validity of the Notes.................    72
Experts...............................    72

[UBS AG LOGO]

         Principal
         Protected Notes
         UBS AG $ --

         NOTES LINKED TO THE
         NASDAQ-100 INDEX(R)
         DUE MAY  -- , 2005

         PROSPECTUS SUPPLEMENT

         APRIL  -- , 2002
         (TO PROSPECTUS DATED MAY 17, 2001)

         UBS WARBURG